Exhibit 10.8(i)

                           EMPLOYMENT AGREEMENT


     This EMPLOYMENT AGREEMENT dated as of May 24, 1993 is entered into by and between CONTINENTAL AIRLINES, INC. (the "Company"), a Delaware corporation, and DONALD G. VALENTINE, (the "Executive"). The Company and the Executive are referred to herein individually as a "Party" and collectively as the "Parties".

     The Company wishes to assure itself of the continued services of the Executive, and the Executive is willing to continue employment with the Company on a full-time basis, and upon the other terms and conditions hereinafter provided.

     In consideration of the mutual covenants contained herein, the Parties agree as follows:

       1. Employment - The Company agrees to employ the Executive, and the Executive agrees to remain in the employ of the Company under the terms and conditions herein provided.

      2. Position - During his employment hereunder, the Executive agrees to serve the Company and the Company shall employ the Executive in such capacity or capacities as may be specified from time to time by the Board of Directors of the Company, subject to the provisions of Section 5(a)(ii) hereof and that such Executive shall not be required to work at a location other than one within the contiguous 48 states of the United States of America.

      3. Term - The Executive's employment shall be one at will, to-wit: either the Executive or the Company shall have the right to terminate it at any time, with or without cause, and without any liability or obligation of either Party to the other except as may be expressly specified in this Agreement.

      4. Compensation - The Company will pay the Executive a base salary at an initial annual rate of $325,000, payable in substantially equal semi-monthly installments. During his employment with the Company, the Executive's salary shall be reviewed periodically in accordance with Company policy and such review may result in an increase in said salary which such amount shall be substituted for the specified amount set forth in this Section.

      5.  Termination of Employment -

          (a) A "Termination of Employment" shall be defined as any one of the following: (i) the termination of the Executive's employment by the Company for any reason other than (A) willful misconduct or gross neglect of duty by the Executive, (B) retirement under the ordinary retirement program of the Company, (C) disability of the Executive resulting in compensated absence from his duties to the Company on a full-time basis for over 180 days or (D) death of the Executive: (ii) the termination of the Executive's employment by the Executive after providing the Company with ten business days' prior written notice that the executive is terminating employment because of (A) a material reduction in the responsibilities or title of the Executive or the corporate amenities to which he was entitled immediately prior thereto or (B) a reduction of the Executive's cash compensation by more than 10% below the highest annual salary from time to time in effect for the Executive; provided, however, that no Termination of Employment shall occur pursuant to the preceding clause (ii) if the circumstances described in the preceding clauses (ii)(A) and (ii)(B) are corrected prior to the expiration of ten business days from the date the Executive provided notice to the Company of his intent to terminate employment.

          (b) Upon a Termination of Employment, or upon the expiration of long term disability insurance benefits (prior to the Executive's regular retirement date) while Executive remains disabled, the Company will pay the Executive, (subject to the provisions of Section 9 hereof) as severance pay or liquidated damages, or both, a lump sum amount equal to (i) 200% of his then current Annual Compensation from the Company; plus, (ii) that amount due to such Executive under his previous Employment Agreement due to 1992 pay reduction in excess of ten percent of Executive's stated compensation under such previous Employment Agreement; plus, (iii) that cumulated amount of pay reductions permitted by Section 5(f) hereof in excess of 10% of the Executive's annual base salary set forth in Section 4 of this Agreement, from the date of this Agreement until the date of Termination of Employment. "Annual Compensation" shall mean: Annualized rate of pay as set forth in Section 4 hereof plus a Deemed Annual Bonus. "Deemed Annual Bonus" shall be 25% of the amount set forth in Section 4 hereof.

          (c) Executive shall be under no obligation to mitigate damage to the Company hereunder and no future earnings by Executive from any source shall be payable to the Company or be subject to offset pursuant to this Agreement.

          (d) For a period of two and one-half years following Termination of Employment, the Executive shall continue in the Company's group insurance programs, including long-term disability insurance (or be provided substantially comparable benefits), provided he has not accepted other employment that provides comparable benefits. The Executive's entitlement to benefit continuation pursuant to the Consolidated Omnibus Budget Reconciliation Act shall commence at the end of such period.

          (e) For two and one-half years following Termination of Employment, and provided all annual pass cards in the possession of the Executive have been surrendered to the Company, the Executive and his eligible family members shall be entitled to pass privileges on Continental Airlines of the same type and priority as the Executive received prior to the Termination of Employment, subject to any changes in policy generally applicable to officers of Continental Airlines still in the employ thereof. Passes shall be issued upon individual requests directly to the Continental Airlines pass bureau.

          (f) The Company shall be entitled to continue pay reductions in effect on the date of this Agreement for so long as, and to the extent that, such pay reductions are in effect for the Company's work force in general. Such continuation of previous pay reductions shall not constitute a violation of Section 5(a)(ii)(B) hereof.

      6. Indemnification - The Company shall indemnify the Executive against all losses, including legal fees and expenses, arising from claims against the Executive in connection with the Executive's good-faith execution of his employment hereunder, to the fullest extent permitted by the Corporation Code of the State of Delaware.

      7. Tax Indemnity - The Company shall indemnify Executive on a fully grossed-up after-tax basis against any tax liability (including, without limitation, excise taxes incurred pursuant to IRC Paragraph 4999) resulting from the payment of severance or the provision of other benefits following Termination of Employment pursuant to this Agreement, to the extent that Executive's tax payments are at a higher percentage of total income than they would have been absent such payment of severance or provision of benefits.

      8. Life Insurance - The Company shall maintain life insurance for the Executive in the amount of the severance payable to Executive pursuant to Section 5 hereof. In the absence of such life insurance, the Company shall pay Executive's beneficiary or beneficiaries an amount equal to such severance in the event of the death of Executive while employed by the Company. The Company shall hold the Executive harmless from any tax liability accruing to Executive as a result of the purchase of such insurance, and likewise shall hold Executive's estate, heirs and assigns harmless from any tax liability accruing because of the failure to maintain such insurance.

      9. Post-Termination Obligations - All payments and benefits due to the Executive hereunder shall be subject to the Executive's compliance with the following provisions during the applicability of this Agreement and for one full year after the expiration or termination hereof:

          (a) The Executive shall, upon reasonable notice, furnish such information and proper assistance to the Company and its affiliates as may reasonably be required in connection with any litigation in which it or any of its affiliates is, or may become, a party.

          (b) The Executive will not discuss with any other employee of the Company or its affiliates the formation or operations of any business intended to compete with the Company or its affiliates, or the possible future employment of such other employee by any business.

          (c) Any public statements made by the Executive concerning the Company or its affiliates, officers, directors or employees shall be submitted for approval in writing from the Company's public relations and legal departments.

          If the Executive fails to comply with the above obligations, the Company may cease extending benefits to the Executive and may recover by appropriate action instituted in any court of competent jurisdiction any severance payments theretofore paid to the Executive.

     10. Consolidation, Merger, Sale of Assets - This Agreement shall be binding upon and inure to the benefit of the Executive and the Company and its successors and assigns, including without limitation any corporation with or into which the Company may be consolidated or merged or to which the Company sells or transfers all or substantially all of its assets.

     11. Notices - Written notices required or furnished under this Agreement shall be sent to the following addresses:

          to the Company:               Continental Airlines, Inc.

                                        2929 Allen Parkway, Suite 2010
                                        Houston, Texas  77019
                                        Attention:  Corporate Secretary

          to the Executive:             Information to be treated
                                        confidentially by
                                        Continental Airlines, Inc.

Notices shall be effective on the first business day following receipt thereof. Notices sent by mail shall be deemed received on the date of delivery shown on the return receipt.

     12. Amendments - This Agreement may not be amended or changed, orally or in writing except by the written agreement of the Parties.

     13. Governing Law - This Agreement and any dispute arising under or relating to any provision of this Agreement shall be governed by and construed in accordance with the laws of the State of Texas.

     14. Confidentiality - Except as provided by law, all information provided by either Party to the other hereunder, including the terms and conditions of the Agreement, shall be treated by the Party receiving such information as confidential, and shall not be disclosed by such Party to any party without the prior written consent of the Party from which the information was obtained. This obligation of confidentiality shall survive termination of this Agreement.

     15. Severability - If any one or more of the provisions contained in this Agreement are held to be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby.

     16. Previous Agreements - This Agreement, once it becomes effective and enforceable, will replace and supersede any and all previous employment agreements, either written or verbal, between the Parties. The Company will, however, remain obligated to make the payment specified in Section 5(b)(ii) hereof in the event of a Termination of Employment, and will remain obligated on its commitment to indemnify the Executive pursuant to Executive's previous employment agreement with the Company affirmed by order of the Delaware Bankruptcy Court dated August 21, 1991.

     17. Captions - All Section titles or captions in this Agreement are for convenience only and shall not be deemed as part of this Agreement.

     The parties hereto have executed this Agreement as of the dated and year first above written.

                                   CONTINENTAL AIRLINES, INC.
                                         (The Company)



                                   By /s/ Robert R. Ferguson III



/s/ Donald G. Valentine
DONALD G. VALENTINE ("Executive")